Exhibit 99.1

CareTrust REIT Acquires Texas Portfolio

SAN CLEMENTE, Calif., December 1, 2016 (GLOBE NEWSWIRE) — CareTrust REIT, Inc. (NASDAQ:CTRE) today announced that it has acquired three skilled nursing facilities and one skilled nursing campus in the greater Dallas-Fort Worth area. The purchase price was approximately $95.9 million, inclusive of transaction costs. In connection with the acquisition, CareTrust entered into a new tenant relationship with affiliates of Priority Management Group, LLC, which took over operations effective December 1, 2016.

“These well-regarded, well-located and recently-built or renovated facilities are an outstanding addition to our growing portfolio,” said Mark Lamb, CareTrust’s Director of Investments. “More importantly, we are very excited to be welcoming Priority Management Group, an exceptional operator with a very experienced and highly successful management team, to the CareTrust family,” he added.

Industry veteran Doug Boulware, Priority Management Group’s Chief Executive Officer, said, “We are excited to join forces with CareTrust because, as former operators themselves, they uniquely understood both our patient-centric mindset and our vision for disciplined future growth.” He added that Priority is looking forward to growing with CareTrust throughout Texas and the Southeast.

The portfolio, consisting of 540 skilled nursing beds and 28 assisted living units, is scheduled to generate first-year annual cash rent of $8.6 million, resulting in an initial cash yield of 8.9%. The new master lease carries an initial term of fifteen years, with two five-year renewal options and CPI-based rent escalators. CareTrust funded the acquisition from cash on hand, including the approximately $81 million of net proceeds from its November equity offering, and its $400 million unsecured revolving credit facility, which currently has a total outstanding balance of $115 million.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 153 net-leased healthcare properties and three operated seniors housing properties in 20 states, CareTrust is pursuing opportunities nationwide to acquire properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.

CONTACT: CareTrust REIT, Inc.

(949) 542-3130

ir@caretrustreit.com